Form N-SAR, Sub-Item 77D
Policies with respect to security investments


Nuveen Preferred Securities Fund,
a series of Nuveen Investment Trust V
811-01979


In June 2016, the Board of the above referenced fund approved an investment policy change which removed the contingent capital securities from the 20%
 Other Securities investment strategies category and included them in the 80% principal investment strategies category.

This was disclosed to the shareholders in the revised prospectus dated June 30, 2016, filed June 30, 2016, accession number 0001193125-16-637249.